Exhibit 99.1

Important Notice of Blackout Period to Directors and Executive Officers of Cardinal Health, Inc.
April 8, 2021
Federal securities laws require us to send you a notice whenever restrictions are imposed on your trading in our common shares (including derivatives) due to a blackout of the Cardinal Health 401(k) Savings Plan (the “401(k) plan”) that lasts for a period of more than three consecutive business days.
Reason for Blackout Period. A 401(k) plan blackout is necessary to change the 401(k) plan recordkeeper from Wells Fargo Institutional Retirement and Trust (“Wells Fargo”) to Principal Financial Group (“Principal”). Wells Fargo was acquired by Principal in July 2019 and, as a result, the 401(k) plan will be transferring from Wells Fargo to Principal. During the Blackout Period (as defined below), 401(k) plan participants will be unable to make changes to their contribution rates and investment allocations, make loan repayments or request new loans, or request withdrawals or distributions under the 401(k) plan, including with respect to the Cardinal Health Stock Fund.
Length of Blackout Period. The transition to Principal is expected to begin at 4:00pm Eastern Time on May 20, 2021 and to continue through Monday, May 24, 2021 (the “Blackout Period”). If the date of the transfer changes and we are required to adjust the beginning date or the length of the Blackout Period, we will provide you with notice of such adjustment as soon as reasonably practicable.
Restrictions on Executive Officers and Directors During the Blackout Period. Federal securities laws provide that, during the Blackout Period, all directors and executive officers are prohibited from purchasing, selling, or otherwise acquiring or transferring any of our common shares (including by exercising stock options) or any derivatives of our common shares, regardless of whether the director or executive officer participates in the 401(k) plan. These prohibitions apply to you and to members of your immediate family who share your household, as well as to trusts, corporations, and other entities whose share ownership may be attributed to you. While several narrow exceptions to this prohibition exist, you should not engage in any transaction without first confirming whether an exception is available.
If you engage in a transaction that violates these rules, you may be required to disgorge your profits from the transaction, and you may be subject to civil and criminal penalties.
If you have questions regarding the Blackout Period, including when it has started or ended, you may contact our Corporate Secretary, Jack Adams, by telephone at (614) 757-5000 or by mail at Cardinal Health, 7000 Cardinal Place, Dublin, OH 43017.